Exhibit 10.1

Execution Version

SECOND AMENDMENT TO AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

dated as of September 10, 2026

among

HEALTHSTREAM, INC.,
as the Borrower,

THE SUBSIDIARY LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO

and

TRUIST BANK,
as the Administrative Agent, as the Issuing Bank, and as the Swingline Lender

TRUIST SECURITIES, INC.,
as Sole Lead Arranger and Sole Bookrunner

SECOND AMENDMENT TO AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of September 10, 2026 (the “Second Amendment Effective Date”), by and among HEALTHSTREAM, INC., a Tennessee corporation (the “Borrower”), the Subsidiary Loan Parties party hereto, the Lenders party hereto, and TRUIST BANK, in its capacities as the Administrative Agent, as the Issuing Bank, and as the Swingline Lender.

RECITALS:

A.        The Borrower, the Lenders from time to time party thereto, and Truist Bank in its capacities as the Administrative Agent, the Issuing Bank, and the Swingline Lender, previously entered into that certain Amended and Restated Revolving Credit Agreement dated October 6, 2023 (as amended, restated, supplemented or otherwise modified prior to the Second Amendment Effective Date, the “Existing Credit Agreement”).  Capitalized terms used in this Amendment but not otherwise defined in this Amendment shall have the meanings set forth in the Existing Credit Agreement or the Amended Credit Agreement (as defined below), as applicable.

B.         The Borrower has requested that the Administrative Agent and the Lenders modify certain terms pertaining to the indebtedness underlying the Existing Credit Agreement.

C.         The Administrative Agent and the Lenders party hereto are willing to enter into the requested modifications, on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Existing Credit Agreement; Effect of this Amendment; No Impairment.

(a)        Effective as of the Second Amendment Effective Date, the parties hereto agree that: (i) the Existing Credit Agreement (but not the Schedules or Exhibits thereto, except as otherwise set forth in this Section 1(a)) is hereby amended to (A) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ or ~~stricken text~~), and (B) add the bold underlined text (indicated textually in the same manner as the following example: double-underlined text  or double-underlined text), in each case, as set forth in the credit agreement attached hereto as Annex A (the Existing Credit Agreement, as amended as set forth on Annex A attached hereto, the “Amended Credit Agreement”); (ii) the last sentence set forth in Exhibit 2.3 of the Existing Credit Agreement is amended in its entirety to read “The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 3.2 of the Agreement are satisfied.”; and (iii) the last sentence set forth in Exhibit 2.4 of the Existing Credit Agreement is amended in its entirety to read “The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 3.2 of the Agreement are satisfied.”.  The Amended Credit Agreement is not a novation of the Existing Credit Agreement.

(b)        Except as expressly modified and amended in this Amendment, all of the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect.  The Loan Documents and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Existing Credit Agreement are hereby amended so that any reference to the Existing Credit Agreement shall mean a reference to the Amended Credit Agreement.

(c)        Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any of the Lender Parties under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which, as amended, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document in similar or different circumstances.

2.	Conditions Precedent. This Amendment shall not become effective until the date on which each of the following conditions is satisfied:

(a)       The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Second Amendment Effective Date, including reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Sole Lead Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Sole Lead Arranger.

(b)       The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

  (i)         a counterpart of this Amendment and each other Loan Document to be delivered on the Second Amendment Effective Date, in each case signed by or on behalf of each party hereto or thereto (or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment or such other Loan Document, as applicable);

  (ii)        a certificate of the Secretary or Assistant Secretary of each Loan Party, substantially in the form of Exhibit 3.1(b)(ii) to the Existing Credit Agreement, attaching and certifying copies of its bylaws or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of this Amendment, the Amended Credit Agreement and the other Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing this Amendment and the other Loan Documents to which it is a party;

  (iii)       certified copies of the articles or certificate of incorporation or certificate of organization or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;

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 (iv)       a favorable written opinion of Bass, Berry & Sims PLC, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders and dated as of the Second Amendment Effective Date, covering such matters relating to the Loan Parties, this Amendment, the Amended Credit Agreement, the other Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

 (v)        a certificate, signed by a Responsible Officer and dated as of the Second Amendment Effective Date, certifying that (A) after giving effect to the transactions contemplated by this Amendment, the Amended Credit Agreement and the other Loan Documents to be consummated on the Second Amendment Effective Date, (1) no Default or Event of Default exists, (2) all representations and warranties of each Loan Party set forth in this Amendment, the Amended Credit Agreement and the other Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Second Amendment Effective Date, except for those made as of a particular earlier date (in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date), (B) since December 31, 2025, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect, and (C) all board of directors (or equivalent), governmental, member (or equivalent) and third party consents and approvals necessary in connection with this Amendment, the Amended Credit Agreement and the other Loan Documents shall have been obtained and shall be in full force and effect;

 (vi)       a certificate, dated as of the Second Amendment Effective Date and signed by the chief financial officer of the Borrower confirming that the Loan Parties, taken as a whole, are Solvent before and after giving effect to the transactions contemplated by this Amendment, the Amended Credit Agreement and the other Loan Documents to be consummated on the Second Amendment Effective Date; and

 (vii)      certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties; and

 (viii)     all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering legal requirements including the Patriot Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower.

Without limiting the generality of the provisions of this Section 2, for purposes of determining compliance with the conditions specified in this Section 2, each Lender that has signed this Amendment shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second Amendment Effective Date specifying its objection thereto.

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3.	Miscellaneous.

(a)        The Loan Documents, and the obligations of the Loan Parties under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.  This Amendment is a Loan Document.

(b)        Each Loan Party (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents, and (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents.

(c)        Each Loan Party represents and warrants that:

 (i)         The execution, delivery and performance by such Loan Party of this Amendment are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action.  This Amendment has been duly executed and delivered by such Loan Party and constitutes valid and binding obligations of such Loan Party, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

 (ii)        The execution, delivery and performance by such Loan Party of this Amendment (A) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (B) will not violate any material Requirement of Law applicable to such Loan Party or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (C) except as would not reasonably be expected to result in a Material Adverse Effect, will not violate or result in a default under any Contractual Obligation of such Loan Party or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by such Loan Party or any of its Subsidiaries and (D) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

(d)        This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by facsimile transmission or by electronic mail in .pdf format shall be as effective as delivery of a manually executed counterpart hereof.

(e)        Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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(f)        This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Tennessee.

(g)        The terms of Sections 10.5(b), 10.5(c), 10.5(d), 10.6, and 10.16 of the Existing Credit Agreement with respect to submission to jurisdiction, waiver of venue, waiver of jury trial and electronic signatures are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[Remainder of page left blank.  Signature pages follow.]

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ENTERED INTO as of the date first above written.

HEALTHSTREAM, INC., a Tennessee corporation

By:	/s/ Scott A. Roberts
Name:	Scott A. Roberts
Title:	Chief Financial Officer and Senior Vice President, Accounting and Finance

HEALTHCARE RESEARCH, LLC, an Illinois limited liability company

By:	/s/ Scott A. Roberts
Name:	Scott A. Roberts
Title:	Treasurer

MISSIONCARE, LLC, a Florida limited liability company

By:	/s/ Scott A. Roberts
Name:	Scott A. Roberts
Title:	Treasurer

Signature Page to Second Amendment – HealthStream

TRUIST BANK, as the Administrative Agent, as the Issuing Bank, as the Swingline Lender, and as a Lender

By:	/s/ Anton Brykalin
Name:	Anton Brykalin
Title:	Director

Signature Page to Second Amendment – HealthStream

Annex A

Amended Credit Agreement

See attached.

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of October 6, 2023

among

HEALTHSTREAM, INC.,
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

TRUIST BANK,
as the Administrative Agent, as the Issuing Bank, and as the Swingline Lender

TRUIST SECURITIES, INC.,
as Sole Lead Arranger and Sole ~~Book Manager~~Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; CONSTRUCTION		1
Section 1.1	Definitions	1
Section 1.2	Classifications of Loans and Borrowings	~~28~~31
Section 1.3	Accounting Terms and Determination	~~28~~32
Section 1.4	Terms Generally	~~29~~32
Section 1.5	Divisions	32
Section 1.6	Rates	33

ARTICLE II AMOUNT AND TERMS OF THE COMMITMENTS		~~29~~33
Section 2.1	General Description of Facilities	~~29~~33
Section 2.2	Revolving Loans	~~29~~33
Section 2.3	Procedure for Revolving Borrowings	~~30~~33
Section 2.4	Swingline Commitment	~~30~~34
Section 2.5	[Reserved]	~~31~~35
Section 2.6	Funding of Borrowings	~~31~~35
Section 2.7	Interest Elections	~~32~~36
Section 2.8	Optional Reduction and Termination of Commitments	~~33~~37
Section 2.9	Repayment of Loans	~~33~~37
Section 2.10	Evidence of Indebtedness	~~33~~37
Section 2.11	Optional Prepayments	~~34~~38
Section 2.12	Mandatory Prepayments	~~34~~38
Section 2.13	Interest on Loans	~~35~~39
Section 2.14	Fees	~~36~~40
Section 2.15	Computation of Interest and Fees	~~37~~40
Section 2.16	Inability to Determine Interest Rates; Benchmark Replacement Setting	~~37~~40
Section 2.17	Illegality	~~39~~43
Section 2.18	Increased Costs	~~40~~43
Section 2.19	Funding Indemnity	~~41~~44
Section 2.20	Taxes	~~41~~45
Section 2.21	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~45~~48
Section 2.22	Letters of Credit	~~46~~49
Section 2.23	Increase of Commitments; Additional Lenders	~~53~~56
Section 2.24	Mitigation of Obligations	~~56~~59
Section 2.25	Replacement of Lenders	~~56~~59
Section 2.26	Defaulting Lenders	~~57~~60

ARTICLE III CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT		~~60~~63
Section 3.1	Conditions to Effectiveness	~~60~~63
Section 3.2	Conditions to Each Credit Event	~~62~~65
Section 3.3	Delivery of Documents	~~63~~66

ARTICLE IV REPRESENTATIONS AND WARRANTIES		~~63~~66
Section 4.1	Existence; Power	~~63~~66
Section 4.2	Organizational Power; Authorization	~~63~~66
Section 4.3	Governmental Approvals; No Conflicts	~~63~~66
Section 4.4	Financial Statements	~~64~~66
Section 4.5	Litigation and Environmental Matters	~~64~~67
Section 4.6	Compliance with Laws and Agreements	~~64~~67

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Section 4.7	Investment Company Act	~~64~~67
Section 4.8	Taxes	~~64~~67
Section 4.9	Margin Regulations	~~65~~67
Section 4.10	ERISA	~~65~~68
Section 4.11	Ownership of Property; Insurance	~~66~~68
Section 4.12	Disclosure	~~66~~69
Section 4.13	Labor Relations	~~66~~69
Section 4.14	Subsidiaries	~~67~~70
Section 4.15	Solvency	~~67~~70
Section 4.16	Deposit and Disbursement Accounts	~~67~~70
Section 4.17	Material Agreements	~~67~~70
Section 4.18	OFAC	~~67~~70
Section 4.19	Patriot Act	~~67~~70
Section 4.20	Affected Financial Institutions	70
Section 4.21	Outbound Investment Rules	70

ARTICLE V AFFIRMATIVE COVENANTS		~~67~~71
Section 5.1	Financial Statements and Other Information	~~68~~71
Section 5.2	Notices of Material Events	~~69~~72
Section 5.3	Existence; Conduct of Business	~~70~~73
Section 5.4	Compliance with Laws	~~70~~73
Section 5.5	Payment of Obligations	~~70~~74
Section 5.6	Books and Records	~~71~~74
Section 5.7	Visitation and Inspection	~~71~~74
Section 5.8	Maintenance of Properties; Insurance	~~71~~74
Section 5.9	Use of Proceeds; Margin Regulations	~~71~~74
Section 5.10	Casualty and Condemnation	~~71~~74
Section 5.11	Cash Management	~~71~~75
Section 5.12	Additional Subsidiaries and Guaranties	~~72~~75
Section 5.13	~~Real Estate; Leased Locations~~	~~72~~[Reserved]
76
Section 5.14	Further Assurances	~~73~~76

ARTICLE VI FINANCIAL COVENANTS		~~73~~76
Section 6.1	Net Funded Debt Leverage Ratio	~~73~~76
Section 6.2	Interest Coverage Ratio	~~73~~76

ARTICLE VII NEGATIVE COVENANTS		~~73~~76
Section 7.1	Indebtedness and Preferred Equity	~~73~~76
Section 7.2	Liens	~~75~~78
Section 7.3	Fundamental Changes	~~75~~79
Section 7.4	Investments, Loans	~~76~~80
Section 7.5	Restricted Payments	~~76~~81
Section 7.6	Sale of Assets	~~77~~81
Section 7.7	Transactions with Affiliates	~~77~~83
Section 7.8	Restrictive Agreements	~~78~~83
Section 7.9	Sale and Leaseback Transactions	~~78~~84
Section 7.10	Hedging Transactions	~~78~~84
Section 7.11	Amendment to Material Documents	~~78~~84
Section 7.12	Accounting Changes	~~78~~84
Section 7.13	Lease Obligations	~~79~~84
Section 7.14	Government Regulation	~~79~~84

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Section 7.15	Outbound Investment Rules	85

ARTICLE VIII EVENTS OF DEFAULT		~~79~~85
Section 8.1	Events of Default	~~79~~85
Section 8.2	Application of Proceeds	~~81~~87

ARTICLE IX THE ADMINISTRATIVE AGENT		~~82~~89
Section 9.1	Appointment of the Administrative Agent	~~82~~89
Section 9.2	Nature of Duties of the Administrative Agent	~~83~~89
Section 9.3	Lack of Reliance on the Administrative Agent	~~84~~90
Section 9.4	Certain Rights of the Administrative Agent	~~84~~91
Section 9.5	Reliance by the Administrative Agent	~~84~~91
Section 9.6	The Administrative Agent in its Individual Capacity	~~84~~91
Section 9.7	Successor Administrative Agent	~~84~~91
Section 9.8	Withholding Tax	~~85~~92
Section 9.9	The Administrative Agent May File Proofs of Claim	~~85~~92
Section 9.10	Authorization to Execute Other Loan Documents	~~86~~93
Section 9.11	Guaranty Matters	~~86~~93
Section 9.12	~~Documentation Agent; Syndication Agent~~	~~86~~No Other Duties, Etc.
93
Section 9.13	Right to Enforce Guaranty	~~86~~94
Section 9.14	Bank Product Obligations and Hedging Obligations	~~86~~94

ARTICLE X MISCELLANEOUS		~~87~~94
Section 10.1	Notices	~~87~~94
Section 10.2	Waiver; Amendments	~~89~~97
Section 10.3	Expenses; Indemnification	~~90~~99
Section 10.4	Successors and Assigns	~~92~~101
Section 10.5	Governing Law; Jurisdiction; Consent to Service of Process	~~96~~104
Section 10.6	WAIVER OF JURY TRIAL	~~96~~105
Section 10.7	Right of Set-off	~~97~~105
Section 10.8	Counterparts; Integration	~~97~~105
Section 10.9	Survival	~~97~~106
Section 10.10	Severability	~~97~~106
Section 10.11	Confidentiality	~~98~~106
Section 10.12	Interest Rate Limitation	~~98~~107
Section 10.13	Waiver of Effect of Corporate Seal	~~98~~107
Section 10.14	Patriot Act	~~99~~ and Beneficial Ownership Regulation
107
Section 10.15	No Advisory or Fiduciary Responsibility	~~99~~107
Section 10.16	Electronic Signatures	~~99~~108
Section 10.17	Amendment and Restatement	~~99~~108
Section 10.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~100~~108
Section 10.19	Erroneous Payments	~~100~~109
Section 10.20	Acknowledgement Regarding Any Supported QFCs	110
Section 10.21	Certain ERISA Matters	111

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Schedules

Schedule I	-	Commitment Amounts
Schedule II	-	Existing Restricted Payments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Subsidiary Guaranty Agreement
Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Continuation/Conversion
Exhibit 2.20	-	Form of Tax Certificates
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(v)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

-iv-

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of this 6th day of October, 2023, by and among HEALTHSTREAM, INC., a Tennessee corporation (the “Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and TRUIST BANK, ~~a North Carolina banking corporation (“Truist”), in its capacity as “~~in its capacities as the Administrative Agent~~”~~, as the ~~“~~Issuing Bank~~”, as the “Swingline Lender”~~, and as ~~a~~the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower and Truist Bank, as Administrative Agent, Issuing Bank, Swingline Lender, and a Lender, previously entered into that certain Revolving Credit Agreement dated November 24, 2014, as amended by that certain First Amendment to Revolving Credit Agreement dated November 13, 2017, that certain Second Amendment to Revolving Credit Agreement dated December 31, 2018, and as further amended by Third Amendment to Revolving Credit Agreement dated October 28, 2020 (the “Existing Credit Agreement”), relating to a revolving credit facility, a letter of credit subfacility, and a swingline loan subfacility (collectively, the “Existing Credit Facility”).

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to ~~establish~~amend and restate the Existing Credit Facility in favor of the Borrower (the Existing Credit Facility, as amended and restated by this Agreement, the “Credit Facility”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank, the Swingline Lender, and any other parties hereto, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person organized in the United States (with substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including the Borrower’s good faith estimate of any deferred payments (or, in the case of any such deferred payments constituting a liability that would be reflected on the balance sheet of the Borrower and its Subsidiaries, the amount of such liability in accordance with GAAP)) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

“Additional Acquisition ~~Conditions~~Condition” means, as of any date of determination with respect to a prospective Acquisition, that (a) immediately after consummation of such Acquisition and on a pro forma basis, the Borrower’s ~~pro forma~~Net Funded Debt Leverage Ratio shall be 2.50:1.00 or less and the Borrower shall otherwise be in compliance with the covenants required by Article VI; and (b) ~~after consummation of such Acquisition, Borrower would have and does have a minimum liquidity of $50,000,000.00, as reflected in an aggregate of (i) Borrower’s cash-on-hand and (ii) the Revolving Commitment less the aggregate Revolving Credit Exposure for all Lenders; and (c) a~~ Responsible Officer of the Borrower shall have provided the Administrative Agent with a written certification that the foregoing ~~conditions have~~condition has been satisfied.

“Additional Lender” shall have the meaning set forth in Section 2.23(b).

~~“Adjusted Term SOFR” shall mean, for purposes of any calculation and subject to the provisions of Section 2.16(b), the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.~~

“Administrative Agent” shall ~~have the meaning set forth in the introductory paragraph hereof~~mean Truist Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the ~~Closing~~Second Amendment Effective Date, the Aggregate Revolving Commitment Amount is $50,000,000.00.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined in accordance with the following pricing grid (the “Pricing Grid”), which is based on the Net Funded Debt Leverage Ratio:

Pricing Level	Net Funded Debt Leverage Ratio	Applicable Percentage (per annum)	Applicable Margin (SOFR Loans) (per annum)	Applicable Margin (Base Rate Loans) (per annum)
I	Less than 1.50:1.00	20 bps	150 bps	50 bps
II	Greater than or equal to 1.50:1.00 and Less than 2.50:1.00	25 bps	175 bps	75 bps
III	Greater than or equal to 2.50:1.00	30 bps	200 bps	100 bps

Any change in the Applicable Margin resulting from a change in the Net Funded Debt Leverage Ratio shall be effective on the second (2nd) Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level III as set forth above until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the ~~Closing~~Second Amendment Effective Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending ~~December 31, 2023~~September 30, 2026 are required to be delivered shall be at Level I as set forth above. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the ~~pricing grid~~Pricing Grid set forth above for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined in accordance with the Pricing Grid, which is based on the Net Funded Debt Leverage Ratio; provided that a change in the Applicable Percentage resulting from a change in the Net Funded Debt Leverage Ratio shall be effective on the second (2nd) Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a), (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level III as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the ~~Closing~~Second Amendment Effective Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending ~~December 31, 2023~~September 30, 2026 are required to be delivered shall be at Level I as set forth on the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Pricing Grid (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the Pricing Grid for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean for any day a rate per annum equal to the highest of (~~i~~a) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time~~, or~~  (~~ii~~the “Prime Rate”), (b) the Federal Funds Rate, as in effect from time to time, plus ~~one-half of one percent (0.50%) per annum (any changes in such rates to be effective as of the date of any change in such rate). Administrative Agent’s prime lending rate~~0.50%, (c) Term SOFR for an Interest Period of one (1) month, plus 1.00% and (d) zero percent (0%). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to ~~customers.~~ any customer. The Administrative Agent, the Lenders and the Issuing Bank may make commercial loans or other loans at rates of interest at, above, or below ~~Administrative Agent’s prime lending rate.~~the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Term SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or Term SOFR, respectively.

“Base Rate Borrowing” shall mean a Borrowing that bears interest at a rate based on the Base Rate.

“Base Rate Loan” shall mean a Loan that bears interest at a rate based on the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)    ~~the sum of (i)~~ Daily Simple SOFR ~~and (ii)0.11448% (11.448 basis points)~~; or

(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the ~~earliest~~earlier to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Owner” shall mean, with respect to any amount paid hereunder or under any other Loan Document, the Person that is the beneficial owner, for U.S. federal income tax purposes, of such payment.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Materials” shall have the meaning set forth in Section 10.1(c).

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close~~.~~ and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a SOFR Loan, a determination of Term SOFR or a notice with respect to any of the foregoing, any day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11 1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act); provided that Permitted Convertible Indebtedness and Permitted Call Spread Transactions shall not constitute Capital Stock.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any ~~Person~~“person” or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any ~~Person~~“person” or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting equity interests of the Borrower, or (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or Basel IV, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Charges” shall have the meaning set forth in Section 10.12.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2. For the avoidance of doubt, the Closing Date occurred on October 6, 2023.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Common Stock” shall mean Capital Stock of the Borrower constituting the Borrower’s common stock, par value $0.00.

“Communications” shall have the meaning set forth in Section 10.1(b)(iv).

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section ~~2.15~~2.19 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

~~“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.~~

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) all other non-cash charges determined on a consolidated basis in accordance with GAAP, in each case for such period, and (E) ~~transaction costs and expenses paid in cash in connection with the Permitted Acquisitions plus (iii)~~any fees, expenses and charges related to any equity offering, Investment, Permitted Acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including all such fees, expenses and charges incurred as a result of (a) the entering into of this Agreement and (b) any amendment or other modification of this Agreement, plus (iii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, extraordinary and non-recurring charges, plus (iv) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, restructuring, optimization and integration costs, plus (v) pro forma cost savings, operating expense reductions and cost synergies related to Permitted Acquisitions, dispositions and other specified transactions, restructurings, cost saving initiatives and other initiatives that are reasonably identified and projected by the Borrower to result from actions that have been taken or with respect to which substantial steps have been taken (in the good faith determination of the Borrower) within twelve (12) months after the relevant transaction; provided that the maximum total aggregate amount from clause (ii)(E), clause (iii), ~~and~~ clause (iv) and clause (v) shall not exceed $5,000,000.00 for any period; provided, further, that for the purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property, or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property, or assets so acquired or so disposed of.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Convertible Indebtedness” shall mean unsecured Indebtedness of the Borrower that is convertible into shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock.

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Covered Party” shall have the meaning set forth in Section 10.20.

“~~Copyright~~Credit Facility” shall have the meaning ~~assigned to such term in the Guaranty and Security~~set forth in the Recitals of this Agreement.

~~“Corresponding Tenor”, with respect to any Available Tenor, shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

~~“Current Assets” shall mean, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.~~

~~“Current Liabilities” shall mean, with respect to any Person, all liabilities of such Person that should, in accordance with GAAP, be classified as current liabilities as of any date of determination, and in any event including all Indebtedness payable on demand or within one year from such date of determination without any option on the part of the obligor to extend or renew beyond such year and all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balance of the Revolving Loans and the Swingline Loans.~~

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” ~~means~~shall mean the Bankruptcy Code of the United States ~~of America~~, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar ~~debtor relief~~Debtor Relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, ~~any~~the Issuing Bank, ~~any~~the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or ~~any~~the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower (or, to the extent the Issuing Bank has LC Exposure at such time, the Issuing Bank), to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower (and, if applicable, the Issuing Bank)), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a ~~Bail-in~~Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, ~~each~~the Issuing Bank, ~~each~~the Swingline Lender and each Lender.

“Disclosure Letter” means that certain Disclosure Letter, ~~dates~~dated as of the ~~date hereof~~Second Amendment Effective Date, executed and delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” ~~or “accumulated funding deficiency”~~ (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent ~~or in reorganization,~~ within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” shall have the meaning set forth in Section 10.19(a).

“Erroneous Payment Notice” shall have the meaning set forth in Section 10.19(b).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its ~~applicable lending office~~Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusive Option Period” shall have the meaning set forth in Section 2.23(b).

“Existing Credit Agreement” shall have the meaning set forth in the Recitals of this Agreement.

“Existing Credit Facility” shall have the meaning set forth in the Recitals of this Agreement.

“Existing Yield” shall have the meaning set forth in Section 2.23(a)(vi).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code~~.~~, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

~~“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.~~

“Fee Letter” shall mean any fee letter executed by Truist Securities, Inc. and Truist Bank and accepted by the Borrower ~~after the date of~~and entered into in connection with this Agreement (and any amendments, waivers, or other modifications thereof) or any other Loan Document.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

~~“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.~~

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

~~“Foreign Person” shall mean any Person that is not a U.S. Person.~~

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“Funded Debt” means (1) all obligations for money borrowed, (2) all obligations evidenced by a bond, indenture, note, loan agreement, letter of credit or similar instrument, (3) all Capital Lease Obligations and (4) all other obligations upon which interest charges are customarily paid.

~~“Funded Debt Leverage Ratio~~” ~~shall mean, as of any measurement date, the ratio of (i) Funded Debt, to (ii) Consolidated EBITDA.~~

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the Subsidiary Loan Parties.

“Guaranty” shall mean any guaranty agreement ~~pursuant~~ made by the Loan Parties in favor of the Administrative Agent for the benefit of the Lender Parties, pursuant to which the Subsidiary Loan Parties Guarantee any or all of the Obligations, in form substantially similar to the form of Subsidiary Guaranty Agreement set forth in ~~Annex 1 to~~ Exhibit B or such other form as the Administrative Agent may approve. For the avoidance of doubt, that certain Subsidiary Guaranty Agreement dated as of November 24, 2014 by and among the Borrower and each of the Subsidiaries of the Borrower party thereto from time to time constitutes a Guaranty.

“Guaranty Supplement” shall mean any ~~Supplement to Subsidiary~~supplement to any Guaranty ~~Agreement~~, in form substantially similar to the form of Supplement to Subsidiary Guaranty Agreement set forth in Annex 1 to Exhibit ~~C~~B or such other form as the Administrative Agent may approve, by which a Subsidiary Loan Party joins, and agrees to be bound by, an existing Guaranty.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

~~“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.~~

“Hedge Termination Value” shall mean, in respect of any one or more ~~Hedge~~Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such ~~Hedge~~Hedging Transactions, (a) for any date on or after the date such ~~Hedge~~Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such ~~Hedge~~Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such ~~Hedge~~Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Increasing ~~Lender~~Lenders” shall have the meaning set forth in Section 2.23(b).

“Incremental Commitment” shall have the meaning set forth in Section 2.23(a).

“Incremental Commitment Amount” shall have the meaning set forth in Section 2.23(a).

“Incremental Commitment Notice” shall have the meaning set forth in Section 2.23(b).

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23(a).

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business~~; provided that, for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures)~~), including in the form of earnouts, milestones and other contingent payment obligations, (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For the purposes of determining the amount of earnouts, milestones or other contingent payment obligations pursuant to clause (iii) above as of any date of determination, the amount thereof shall be deemed to be the amount of the liability that would be reflected on the balance sheet of such Person as of such date in accordance with GAAP; provided that, solely for the purposes of demonstrating satisfaction with the condition set forth in clause (b) of the definition of “Permitted Acquisition” and the Additional Acquisition Condition, any calculation of Indebtedness for such purposes shall include the maximum amount potentially owing with respect to earnouts, milestones or other contingent payment obligations, as determined by the Borrower in good faith.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” shall mean any patents, trademarks, service marks, trade names, copyrights and other intellectual property that are material to the operation of the business.

“Interest Coverage Ratio” shall mean, as of any measurement date, the ratio of (i) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters most recently ended on or prior to such date to (ii) Consolidated Interest Expense for the period of four (4) consecutive Fiscal Quarters most recently ended on or prior to such date.

~~“Interest Expense” means interest expense (including without limitation the interest component of any payments in respect of capital capitalized or expensed during such period).~~

“Interest Period” shall mean with respect to any SOFR Borrowing a period of one, three, or six months (in each case, subject to the availability thereof); provided that:

(i)     the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)   any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; ~~and~~

~~(iv) each principal installment of the Loan shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Loan shall have an Interest Period determined as set forth above; and no Interest Period may extend beyond the Revolving Commitment Termination Date.~~

(iv)   no Interest Period may extend beyond the Revolving Commitment Termination Date; and

(v)    no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in any Notice of Revolving Borrowing or Notice of Conversion/Continuation.

“Investments” shall have the meaning set forth in Section 7.4.

“IRS” shall mean the United States Internal Revenue Service.

“~~Issuing Bank” shall mean Truist Bank in its capacity as the issuer of Letters of Credit pursuant to~~ISP” shall have the meaning set forth in Section 2.22(j).

“Issuing Bank” shall mean Truist Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22. The Issuing Bank may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.00.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender-Related Hedge Provider” ~~means~~shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is Truist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lender Parties” shall mean collectively the Lenders, the Administrative Agent, the Issuing Bank, the Sole Lead Arranger, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Guaranty ~~Agreement,~~(including any Guaranty Supplement), the LC Documents, the Disclosure Letter, any Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all employment and non-compete agreements with management, (iii) all leases of Real Estate that have been filed with the U.S. Securities and Exchange Commission, and (iv) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $10,000,000.00 or more, (B) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $10,000,000.00 or more or (C) a default, breach or termination thereof would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $5,000,000.00. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

~~“Maturity Date” means, with respect to Revolving Loans, the Revolving Commitment Termination Date.~~

~~“Moody’s” shall mean Moody’s Investors Service, Inc.~~

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Maximum Rate” shall have the meaning set forth in Section 10.12.

“Net Funded Debt Leverage Ratio” shall mean, as of any measurement date, the ratio of (i) the total of (A) Funded Debt as of such date less (B) unrestricted cash and cash equivalents (including, for the avoidance of doubt, marketable securities) of the Borrower and its Subsidiaries as of such date, in an amount not to exceed the Unrestricted Cash Cap to (ii) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters most recently ended on or prior to such date.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Obligations” shall mean (a) all amounts owing by any one or more of the Loan Parties to any one or more of the Lender Parties pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the any one or more of the Lender Parties) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” ~~means~~shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” ~~means~~shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the Second Amendment Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“~~Patent~~Patriot Act” shall have the meaning ~~assigned to such term in the Guaranty and Security Agreement~~set forth in Section 10.14.

~~“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.~~

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the ~~other~~ Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

~~“Perfection Certificate” shall have the meaning assigned to such term in the Guaranty and Security Agreement.~~

“Periodic Term SOFR Determination Day” ~~has~~shall have the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” ~~means~~shall mean an Acquisition of an entity (“Target”) that occurs when all of the following conditions have been satisfied: (a) after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing and all representations and warranties in this ~~Credit~~ Agreement or any other Loan Documents shall continue to be true and correct in all material respects, except for those made as of a particular date; (b) at least fifteen (15) days prior to completion of such Acquisition, Borrower shall have delivered written notice to Administrative Agent, which notice shall provide general details about the Acquisition and shall include a pro forma “post-acquisition” calculation of the financial covenants set forth in Article VI demonstrating that immediately after giving effect to such Acquisition, Borrower will not be within 0.25x of the financial covenant limitations; (c) in the event that the aggregate consideration payable in connection with such Acquisition (including the Borrower’s good faith estimate of the cash, equity and Indebtedness or liabilities (or, in the case of any such Indebtedness or liabilities constituting a liability that would be reflected on the balance sheet of the Borrower and its Subsidiaries, the amount of such liability in accordance with GAAP) incurred or assumed and all transaction costs) will exceed $45,000,000.00, then at least ten (10) days prior to the completion of such Acquisition, Borrower shall deliver to the Administrative Agent ~~copies~~drafts of the Acquisition agreement and other material documents pertaining to such Acquisition which shall be in form and substance reasonably satisfactory to the Administrative Agent, provided, however, that so long as Borrower has satisfied the Additional Acquisition ~~Conditions~~Condition with respect to such Acquisition, then no such delivery of Acquisition agreement and other material documents shall be required; (d) such Acquisition is consensual and is approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired; (e) the Person or assets being acquired are in substantially the same type of business conducted by the Borrower and its Subsidiaries on the ~~date hereof~~Second Amendment Effective Date or any business reasonably related thereto; (f) such Acquisition is consummated in material compliance with all ~~requirements of law~~Requirements of Law, and those consents and approvals from any ~~governmental authority~~Governmental Authority or other Person required in connection with such Acquisition have been obtained; (g) the Person or assets being acquired shall have positive EBITDA (calculated in a manner substantially similar to “Consolidated EBITDA” to the extent the provisions of such definition are relevant) for the 12-month period ending on the date of such Acquisition, as determined based upon financial statements for the most recent completed fiscal year and the most recent interim financial period completed within 45 days prior to the date of consummation of such Acquisition; provided, however, that notwithstanding the foregoing, following the Second Amendment Effective Date, the Borrower shall be permitted to consummate two (2) Acquisitions of a Person or assets having negative EBITDA (calculated in the manner and for the period specified above); provided that, in each case, the negative EBITDA of such Person or assets being acquired in any single Acquisition is not greater than (-$2,000,000); (h) immediately before and after giving effect to such Acquisition and any indebtedness incurred in connection therewith, Borrower and its Subsidiaries, taken as a whole, are solvent; (i) any Subsidiary of Borrower formed or acquired in connection with such Acquisition shall ~~have executed and delivered~~, within the timeframe required by this Agreement, execute and deliver a guaranty of the obligations under this ~~Credit~~ Agreement and other Loan Documents provided customary authorizations and opinions in that regard; and (j) the Borrower has delivered to the Administrative Agent a certificate executed by a ~~responsible officer~~Responsible Officer certifying that each of the conditions set forth above has been satisfied.

“Permitted Call Spread Transaction” shall mean (a) any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock, and (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Call Spread Transaction described in clause (a) above and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that the terms, conditions and covenants of each such transaction described in clause (a) or clause (b) shall be such as are customary for transactions of such type (as determined by the board of directors (or equivalent governing body) of the Borrower in good faith).

“Permitted Convertible Indebtedness” shall mean Convertible Indebtedness permitted pursuant to Section 7.1(h).

“Permitted Encumbrances” shall mean:

(i)    Liens imposed by law for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)    statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean Investments which comply with Borrower’s internal investment policy dated March 7, 2013 (the “Investment Policy”) incorporated herein by this reference, provided that Borrower may not materially diverge from the Investment Policy without the prior written consent of the Required Lenders.

“Permitted Refinancing” shall mean, with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the outstanding principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended on the date of such modification, refinancing, refund, renewal or extension, except by an amount equal to (i) unpaid accrued interest and premiums thereon (including tender premiums), plus reasonable fees and expenses (including upfront fees and original issue discount) incurred in connection with such modification, refinancing, refunding, renewal or extension, plus (ii) any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended, and (ii) a Weighted Average Life to Maturity equal to or longer than the then-remaining Weighted Average Life to Maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (d) the direct and contingent obligors of such Indebtedness shall not be changed as a result of or in connection with such modification, refinancing, refunding, renewal or extension, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is (i) subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be subordinated to the Obligations on terms at least as favorable, taken as a whole, to the Lender Parties as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, or (ii) unsecured, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be unsecured, and (f) the terms (excluding pricing, fees, rate floors, discounts, premiums and optional prepayments or redemption terms) of such Indebtedness shall not be changed in any manner that is materially adverse, taken as a whole, to the Borrower or any Subsidiary, as applicable, as a result of or in connection with such modification, refinancing, refunding, renewal or extension.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, that is subject to Title IV of ERISA.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pricing Grid” shall have the meaning set forth in the definition of “Applicable Margin”.

“Prime Rate” shall have the meaning set forth in the definition of “Base Rate”.

“Pro Forma Basis” shall mean, (i) with respect to any Person, business, property or asset acquired in a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, the inclusion as “Consolidated EBITDA” of the ~~EBITDA (i.e. net income before interest, taxes, depreciation and amortization)~~Consolidated EBITDA for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the ~~EBITDA (i.e. net income before interest, taxes, depreciation and amortization)~~Consolidated EBITDA for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP (in each case together with such adjustments thereto as are, in the reasonable judgment of Administrative Agent, directly attributable to such transaction and as are factually supportable (in the reasonable judgment of the Administrative Agent)).

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning set forth in Section 10.1(c).

“QFC

” shall have the meaning assigned to

the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 10.20.

“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” shall have the meaning set forth in Section 10.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” ~~means~~shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure of the Lenders at such time; provided that: (a) if at any time the number of Lenders is two (2) or less, then the required percentages listed above shall each be 100%, and (b) if at any time the number of Lenders is three (3), then the required percentages listed above shall each be 50% but in no event less than two of the three Lenders; and further provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments~~,~~ and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the aggregate Revolving Credit Exposure; provided that: (a) if at any time the number of Lenders is two (2) or less, then the required percentages listed above shall each be 100%, and (b) if at any time the number of Lenders is three (3), then the required percentages shall each be 50% but in no event less than two of the three Lenders; and further provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or the treasurer of the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule ~~II~~I, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) ~~October 6, 2026~~September 10, 2031, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a SOFR Loan.

~~“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.~~

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Second Amendment Effective Date” shall mean September 10, 2026.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Sole Lead Arranger” shall mean Truist Securities, Inc., in its ~~capacity~~capacities as sole lead arranger and ~~book manager~~bookrunner in connection with this Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty.

“Supported QFC” shall have the meaning set forth in Section 10.20.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.00.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Truist Bank, in its capacity as such, or any successor swingline lender.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” shall have the meaning ascribed to such term within the definition of “Permitted Acquisition”.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean~~,~~: (a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and (b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above ~~(~~shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

~~“Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum.~~

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Truist Bank” shall have the meaning set forth in the introductory paragraph hereof.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to ~~the Adjusted~~ Term SOFR ~~rate~~ or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” ~~means~~shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

~~“Unfinanced Cash Capital Expenditures” shall mean, for any period, the amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period in cash, but excluding any such Capital Expenditures financed with Indebtedness permitted under Section 7.1(c) or that constitute reinvestment of proceeds as permitted under Section 2.12(a).~~

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Tennessee.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Cash Cap” means $40,000,000; provided that for the period from the date of the issuance of any Convertible Indebtedness permitted pursuant to Section 7.1(h), to and including the date that is one hundred eighty (180) days after the date of such issuance, the Unrestricted Cash Cap shall be deemed to be an amount equal to eighty percent (80%) of the net cash proceeds received by the Borrower in connection with such issuance, not to exceed $100,000,000.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean (i) for purposes of Sections 4.21 and Section 7.15, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States and (ii) otherwise, any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.20.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(~~e~~g)(ii)(B)(iii).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

~~“Working Capital” shall mean Current Assets less Current Liabilities.~~

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2    Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan”) or by Type (e.g. “SOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “SOFR Borrowing”) or by Class and Type (e.g. “Revolving SOFR Borrowing”).

Section 1.3    Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein (provided that any Permitted Convertible Indebtedness shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded for such purpose). For the purposes of this Agreement, GAAP will be deemed to treat operating leases and capitalized leases in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02. For purposes of any calculation of the Net Funded Debt Leverage Ratio, in connection with determining the permissibility of any incurrence of Indebtedness, the identifiable proceeds of such Indebtedness shall not quality as “unrestricted cash and cash equivalents” for the purposes of such calculation.

Section 1.4    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and the Disclosure Letter, and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

Section 1.5    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.6    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1    General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower the Credit Facility, pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Bank shall issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender shall make Swingline Loans in accordance with Section 2.4; and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.

Section 2.2    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and re-borrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or re-borrow should there exist a Default or Event of Default.

Section 2.3    Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to the requested date of each SOFR Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or SOFR Loans, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing shall not be less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of SOFR Borrowings outstanding at any time exceed six (6). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4    Swingline Commitment.

(a)    Subject to the terms and conditions set forth herein, the Swingline Lender shall make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and re-borrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Borrowing.

(c)    The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d)    If for any reason a Base Rate Borrowing may not be (as determined in the reasonable discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)    Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.5    [Reserved].

Section 2.6    Funding of Borrowings.

(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 12:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)    All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7    Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing, and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)    If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a SOFR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8    Optional Reduction and Termination of Commitments.

(a)    Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b)    Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice ~~shall~~may be conditioned on the consummation of a transaction but shall otherwise be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000.00 and any larger multiple of $1,000,000.00, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c)    With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9    Repayment of Loans. The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

Section 2.10   Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)    This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to ~~the order of~~ such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the ~~order of the~~ payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11   Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any SOFR Borrowing, 1:00 p.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, on the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 1:00 p.m. on the date of such prepayment. Each such notice ~~shall~~may be conditioned on the consummation of a transaction but shall otherwise be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given~~,~~ (and such transaction is consummated, as applicable), the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.12   Mandatory Prepayments.

(a)    [Reserved].

(b)    [Reserved].

~~(a) Immediately upon receipt by the Borrower or any of its Subsidiaries of any proceeds of any sale or disposition by the Borrower or any of its Subsidiaries of any of its assets, or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of assets in the ordinary course of business, and (ii) proceeds from other asset sales permitted under Section 7.6 and (iii) proceeds from casualty insurance policies or eminent domain, condemnation or similar proceedings that are reinvested in assets then used or usable in the business of the Borrower and its Subsidiaries within 180 days following receipt thereof. Any such prepayment shall be applied in accordance with subsection (d) of this Section.~~

~~(b) No later than the Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any proceeds from any issuance of Indebtedness by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1. Any such prepayment shall be applied in accordance with subsection (d) of this Section.~~

(c)    [Reserved].

~~(d) Any prepayments made by the Borrower pursuant to subsection (a) or (b) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fifth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and sixth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through sixth above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.~~

(d)    [Reserved].

(e)    If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each such prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the SOFR Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13   Interest on Loans.

(a)    The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each SOFR Loan at ~~the Adjusted~~ Term SOFR ~~Rate~~ for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b)    The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c)    Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all SOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.

(d)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date ~~or the Maturity Date, as the case may be~~. Interest on all outstanding SOFR Loans ~~subject to term rates~~ shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date ~~or the Maturity Date, as the case may be. Interest on all outstanding SOFR Loans shall, with respect to term rates, be payable on the last day of each Interest Period applicable thereto, and, in the case of any SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be~~. Interest on any Loans subject to a Daily Simple SOFR rate shall be ~~repayable~~payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date ~~or the Maturity Date, as the case may be~~. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(f)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14   Fees.

(a)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent~~, including without limitation, an up-front fee payable by Borrower on the date hereof equal to 0.20% of the amount of the Aggregate Revolving Commitment Amount~~.

(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the unused Revolving Commitment ~~(whether used or unused)~~ of such Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure~~. Notwithstanding anything to the contrary set forth in this Section 2.14(b), from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2023 are required to be delivered, the commitment fee listed for Level I on the Pricing Grid shall apply.~~ of such Lender.

(c)    The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate ~~set forth in the Fee Letter on the~~equal to 0.125% per annum of the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.

(d)    ~~[Reserved]~~The Borrower shall pay, on the date or dates specified therein, to Truist Bank (or any of its affiliates, as applicable) all fees specified in any Fee Letter.

(e)    Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2023, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.15   Computation of Interest and Fees. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16   Inability to Determine Interest Rates; Benchmark Replacement Setting.

(a)    Inability to Determine SOFR. Subject to paragraphs (b) through ~~and~~ (f) below, if, prior to the commencement of any Interest Period for any SOFR Borrowing:

(i)    the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that ~~Adjusted~~ Term SOFR cannot be determined pursuant to the definition thereof, or

(ii)    the Administrative Agent shall have received notice from the Required Lenders that ~~Adjusted~~ Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period,

~~(ii)~~ then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (~~iii~~c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.~~.~~

(b)    Benchmark Replacement.

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)    No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16.

(c)    ~~Benchmark Replacement~~ Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the ~~administrator of such Benchmark or the~~ regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be~~ not be representative ~~or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks~~, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative ~~or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks~~ for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.17   Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Loan or to ~~or to~~ determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, ~~Adjusted Term SOFR~~ or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of such Lender to make SOFR Revolving Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended and (b) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) thereof. In the case of the making of a SOFR Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date (and in each instance the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) thereof). Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.

Section 2.18   Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or ~~any~~the Issuing Bank;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”); or

(iii)    impose on any Lender~~, any~~ or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

~~(iii)~~ and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender or ~~such~~the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b)    If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c)    A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  ~~The Borrower shall pay any such Lender, Issuing Bank or Parent Company, as the case may be, such amount or amounts within ten (10) days after receipt thereof.~~

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation~~.~~; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such 180-day period shall be extended to include the period of such retroactive effect.

Section 2.19   Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked, except in the case of prepayment notices conditioned on the consummation of a transaction), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at ~~the Adjusted~~ Term SOFR ~~Rate~~ applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if ~~the Adjusted~~ Term SOFR ~~Rate~~ were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20   Taxes.

(a)    Defined Terms. For purposes of this Section 2.20, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    ~~(g) Status of Lenders. (i)~~ Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)      ~~(i)~~ Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed ~~originals~~copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent ~~(in such number of copies as shall be requested by the recipient)~~ on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed ~~originals~~copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)      an executed ~~originals~~copy of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed ~~originals~~copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)    to the extent a Foreign Lender is not the Beneficial Owner, an executed ~~originals~~copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20B or Exhibit 2.20C, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20D on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent ~~(in such number of copies as shall be requested by the recipient)~~ on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed ~~originals~~copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure~~,~~  and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22        Letters of Credit.

(a)          General.

(i)    During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, shall issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or, subject to Section 2.22(l), any Subsidiary (as specified by the Borrower in the request for such Letter of Credit) on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000.00, provided, however, that Administrative Agent may, in its sole discretion, but shall have no obligation to, approve Letters of Credit in stated amounts of less than $100,000.00; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. ~~Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.~~

(ii)    Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the ~~applicable~~ Issuing Bank without recourse a participation in each Letter of Credit ~~issued by such Issuing Bank~~ equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit ~~(i) on the Closing Date with respect to all Existing Letters of Credit (which shall be deemed issued under this Section and shall thereafter be referred to as Letters of Credit, subject to the terms hereof), and (ii) with respect to all other Letters of Credit,~~ on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(iii)    Additionally, ~~an~~the Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain ~~such~~the Issuing Bank from issuing such Letter of Credit, or request that ~~such~~the Issuing Bank refrain from, or any ~~Law~~law applicable to ~~such~~the Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, any such order, judgment or decree, or ~~Law~~law shall impose upon ~~such~~the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which ~~such~~the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon ~~such~~the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that ~~such~~the Issuing Bank in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of ~~such~~the Issuing Bank applicable to letters of credit generally; or

(C)    the proceeds of such Letter of Credit would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

~~An~~The Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if ~~such~~the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(b)    Requests for Issuance, Extension, Reinstatement or Other Amendment. To request the issuance of a Letter of Credit (or the extension of its term, reinstatement of amounts paid, or other amendment of its terms and conditions), the Borrower shall give the ~~applicable~~ Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance, extension, reinstatement or other amendment specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended, reinstated or amended as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit shall be issued on the account of the Borrower ~~(and identifying which Borrower(s), if less than all)~~ or a Subsidiary (and identifying which Subsidiary(ies)), and such other information as shall be necessary to prepare, extend, reinstate or otherwise amend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the ~~applicable~~ Issuing Bank shall approve and that the Borrower and/or the applicable Subsidiary shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as ~~such~~the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)    Process for Issuance. At least two (2) Business Days prior to the issuance of any Letter of Credit, the ~~applicable~~ Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, ~~such~~the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the ~~applicable~~ Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date ~~such~~the Issuing Bank is to issue the requested Letter of Credit, directing ~~such~~the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in paragraph (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, ~~such~~the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with ~~such~~the Issuing Bank’s usual and customary business practices.

(d)    Disbursement Procedures. ~~Each~~The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The ~~applicable~~ Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether ~~such~~the Issuing Bank has made or will make a LC Disbursement thereunder; provided that such notice need not be given prior to payment by ~~such~~the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse ~~such~~the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower~~, on a joint and several basis,~~  shall be irrevocably and unconditionally obligated to reimburse ~~each~~the Issuing Bank for any LC Disbursements paid by ~~such~~the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the ~~applicable~~ Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse ~~such~~the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to ~~such~~the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the ~~applicable~~ Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the ~~applicable~~ Issuing Bank for such LC Disbursement.

(e)    Reimbursements by Lenders. If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the ~~applicable~~ Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to paragraph (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the ~~applicable~~ Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the ~~applicable~~ Issuing Bank. Whenever, at any time after ~~an~~the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, ~~such~~the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or ~~such~~the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the ~~applicable~~ Issuing Bank any portion thereof previously distributed by the Administrative Agent or ~~such~~the Issuing Bank to it.

(f)    Interim Interest. To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the ~~applicable~~ Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to ~~such~~the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.

(g)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing ~~Banks~~Bank and the Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or 8.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing ~~Banks~~Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower, together with any interest earned thereon, within three (3) Business Days after all Events of Default have been cured or waived.

(h)    Letter of Credit Reports. Upon the request of any Lender, but no more frequently than quarterly, ~~each~~the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit ~~issued by such Issuing Bank~~ that are then outstanding. Upon the request of any Lender from time to time, the ~~applicable~~ Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit ~~issued by such Issuing Bank~~ then outstanding.

(i)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable~~, and on a joint and several basis~~, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever (other than the gross negligence or willful misconduct of the Issuing Bank in honoring a Letter of Credit draw request) and irrespective of any of the following circumstances:

(i)    any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)    the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including ~~any~~the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)    payment by ~~an~~the Issuing Bank under a Letter of Credit against presentation of a draft or other document to ~~such~~the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or

(vi)    the existence of a Default or an Event of Default.

None of the Administrative Agent, ~~any~~the Issuing Bank, any Lender or any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the ~~respective~~ Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the ~~respective~~ Issuing Bank; provided that the foregoing shall not be construed to excuse ~~an~~the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by ~~such~~the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of ~~an~~the Issuing Bank (as finally determined by a court of competent jurisdiction), ~~an~~the Issuing Bank shall be deemed to have exercised care in each such determination, and that:

(vii)    ~~an~~the Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(viii)    ~~an~~the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit (even if not in strict compliance with the terms and conditions of such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit;

(ix)    ~~an~~the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms and conditions of such Letter of Credit; and

(x)    this Section 2.22(i) shall establish the standard of care to be exercised by ~~an~~the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by ~~Applicable Law~~applicable law, any standard of care stricter than the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, ~~any~~the Issuing Bank, or any of their respective Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) ~~an~~the Issuing Bank declining to take up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) ~~an~~the Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to ~~such~~the Issuing Bank.

~~An~~The Issuing Bank shall have all of the benefits and immunities (but not the obligations) (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by ~~such~~the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and LC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included ~~such~~the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the ~~such~~ Issuing Bank.

(j)    ISP~~/UCP~~. Unless otherwise expressly agreed by ~~an~~the Issuing Bank and the Borrower when a Letter of Credit is issued by ~~such~~the Issuing Bank and subject to applicable laws, ~~(i)~~ each ~~standby~~ Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) (the “ISP”), ~~(ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) (the “UCP”) and (iii)~~and the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit. Notwithstanding the foregoing, ~~no~~the Issuing Bank shall not be responsible to the Borrower for, and ~~such~~the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of ~~such~~the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the laws or any order of a jurisdiction where ~~such~~the Issuing Bank or the beneficiary is located, the practice stated in the ISP ~~or UCP, as applicable,~~ or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such ~~Laws~~laws or practice rules.

(k)    Resignation of Issuing Bank. ~~Any~~The Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the ~~relevant~~ Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as the Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of ~~any~~the Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to ~~such~~the Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) ~~such~~the Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by ~~such~~the Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of ~~an~~the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit or to extend, reinstate, or otherwise amend any then-existing Letter of Credit.

(l)    Letters of Credit Issued for ~~account of~~Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse the ~~applicable~~ Issuing Bank hereunder for any and all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Borrower which is not a Guarantor, the Borrower agrees that (i) such Subsidiary shall have no rights against the Issuing Bank, the Administrative Agent or any Lender, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

Section 2.23    Increase of Commitments; Additional Lenders.

(a)    From time to time after the Closing Date and before the date that is ninety (90) days prior to the Revolving Commitment Termination Date, and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments hereunder (each such increase, an “Incremental Commitment”), so long as the following conditions are satisfied:

(i)    the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $25,000,000.00 (the ~~principal amount of each such Incremental Commitment, the~~ “Incremental Commitment Amount”);

(ii)    the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

(iii)    at the time of and immediately after giving effect to any such proposed increase, (A) no Default or Event of Default shall exist, (B) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), and~~,~~ (C) since December 31, ~~2013,~~2025 or, if and as applicable, the date of the most-recent financial statements actually delivered by Borrower pursuant to Section ~~5~~5.1(a) of this Agreement, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(iv)    any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall have a termination date no earlier than the Revolving Commitment Termination Date;

(v)    the Borrower and its Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if all such Incremental Revolving Commitments had been established as of the first day of the relevant period for testing compliance;

(vi)    if the Initial Yield applicable to any such Incremental Revolving Commitments exceeds by more than 0.50% per annum, the sum of the Applicable Margin then in effect for SOFR Revolving Loans, as applicable, plus one-fourth of the Up-Front Fees paid in respect of the existing Revolving Commitments, as applicable (the “Existing Yield”), then the Applicable Margin of the existing Revolving Loans, as applicable, shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield minus 0.50% per annum; and

(vii)    all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.

(b)    The Borrower shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment (each an “Incremental Commitment Notice”). Within the first thirty (30) days after Borrower’s delivery of any Incremental Commitment Notice (the “Exclusive Option Period”), Truist Bank shall have the sole and exclusive right (without obligation) to elect to provide all or a portion of such Incremental Commitment. Following the expiration of the Exclusive Option Period, any Lender ~~or~~, Increasing Lender or Additional Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment to the extent not exercised and elected by Truist Bank during the Exclusive Option Period. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment. Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment may be replaced with respect to its existing Revolving Commitment, as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment. The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments among the Increasing Lenders and the Additional Lenders. The sum of the increase in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.

(c)    Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i)    an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii)    such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii)    a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;

(iv)    to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments, issued by the Borrower in accordance with Section 2.10; and

(v)    any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments, and Schedule ~~II~~I shall automatically be deemed amended accordingly.

(e)    If any Incremental Revolving Commitments are to have terms that are different from the Revolving Commitments outstanding immediately prior to such incurrence (any such Incremental Revolving Commitments, the “Non-Conforming Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among the Borrower, the Lenders providing such Incremental Revolving Commitments and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non-Conforming Credit Extensions. If the Borrower incurs Incremental Revolving Commitments under this Section, regardless of whether such Incremental Revolving Commitments are Non-Conforming Credit Extensions, the Borrower shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such incurrence. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences, amendments to ensure pro rata allocations of SOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Non-Conforming Credit Extensions consisting of Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).

(f)       For purposes of this Section, the following terms shall have the meanings specified below:

(i)     “Initial Yield” shall mean, with respect to Incremental Revolving Commitments, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above ~~the Adjusted~~ Term SOFR ~~rate~~ on such loans under Incremental Revolving Commitments, as applicable (including as margin the effect of any Floor applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on such Incremental Revolving Commitments, as applicable (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the Weighted Average Life to Maturity of such Incremental Revolving Commitments, as applicable, and (2) four.

(ii)     “Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement fee paid to the Sole Lead Arranger.

~~(iii)~~  “~~Weighted Average Life to Maturity~~” ~~shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.~~

Section 2.24    Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25    Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or (b) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) ~~(a “Replacement Lender”)~~; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything in this Section to the contrary, (A) any Lender that acts as the Issuing Bank may not be replaced as the Issuing Bank hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to the Issuing Bank) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced under this Section.

Section 2.26    Defaulting Lenders.

(a)      Cash Collateral

(i)    At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)    Cash Collateral (or the appropriate portion thereof) provided to reduce ~~any~~the Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (~~ii~~B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d) the Person providing Cash Collateral and ~~each~~the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing ~~Banks’~~Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in ~~L/C Obligations~~LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable ~~Facility~~facility without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     (A) No Defaulting Lender shall be entitled to receive any ~~Commitment Fee~~commitment fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(C)    With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to ~~each~~the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. ~~No~~Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing ~~Banks’~~Bank’s LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) ~~no~~the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1     Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)    The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Sole Lead Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Sole Lead Arranger.

(b)      The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i)    a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents;

(ii)    a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(iv)    a favorable written opinion of Bass Berry & Sims PLC, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(v)    a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of any initial Revolving Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(vi)    a duly executed Notice of Borrowing for any initial Revolving Borrowing;

(vii)    a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(viii)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(ix)    receipt and satisfactory review of the consolidated audited financial statements of the Borrower and its subsidiaries for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022, including balance sheets, income statements and cash flow statements audited by independent public accountants of recognized national standing in conformity with GAAP;

(x)    [Reserved]~~.~~;

(xi)    a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of June 30, 2023, calculated on a pro forma basis as if any initial Revolving Borrowing had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);

(xii)    a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that ~~each~~the Loan ~~Party is~~Parties, taken as a whole, are Solvent before and after giving effect to the funding of any initial Revolving Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;

(xiii)    [Reserved];

(xiv)    all documentation and other information required by bank regulatory authorities or reasonably requested by Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering legal requirements including the Patriot Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;

(xv)    all governmental and third party consents and approvals;

(xvi)    certified copies of all Material Agreements;

(xvii)    receipt of UCC-11 reports and other due diligence reports containing no information objectionable to Administrative Agent; and

(xviii)    certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this ~~Credit~~ Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2    Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.22(c) and the satisfaction of the following conditions:

(a)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), and except for those made as of a particular earlier date~~);~~ (in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date; and

~~(c) since December 31, 2022, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;~~

(c)    ~~(d)~~ in the case of a Borrowing, the Borrower shall have delivered the required Notice of Borrowing~~; and~~.

~~(e) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.~~

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a)~~,~~ and (b) ~~and (c)~~ of this Section.

Section 3.3    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1    Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any material Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) except as would not reasonably be expected to result in a Material Adverse Effect, will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4    Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, ~~2022~~2025, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Ernst & Young, LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, ~~2023~~2026, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, ~~2022~~2025, there have been no changes with respect to the Borrower and its Subsidiaries which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5    Litigation and Environmental Matters.

(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)    Except as would reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6    Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.7    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8    Taxes. The Borrower and its Subsidiaries ~~and each other Person for whose taxes the Borrower or any of its Subsidiaries could become liable~~ have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) tax liabilities of less than an aggregate amount of $1,000,000.00, or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9    Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10    ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where a failure to be in substantial compliance with such applicable laws and regulations would not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the ~~Internal Revenue Service~~IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan or volume submitter plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except where a failure to make such timely contributions would not reasonably be expected to result in a Material Adverse Effect. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Except where it would not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non-U.S. Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended ~~fiscal year~~Fiscal Year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11    Ownership of Property; Insurance.

(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)    Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property material to its business, as currently conducted, except were the failure to own or possess any licenses to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and its Subsidiaries the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the Intellectual Property rights of any other Person.

(c)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

(d)    As of the ~~Closing~~Second Amendment Effective Date, neither the Borrower nor any of its Subsidiaries owns fee simple interest in any Real Estate.

Section 4.12     Disclosure.

(a)    The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. ~~None of the reports that the Borrower is required to file with the Securities and Exchange Commission~~The reports, financial statements, certificates and other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transaction contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, ~~taken as a whole~~ in light of the circumstances under and at the time at which they were made, not materially misleading; provided that, with respect to projected financial information, the ~~Borrower represents~~Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Responsible Officers of the Loan Parties to be reasonable at the time~~.~~ (it being understood that projected financial information is subject to significant uncertainties and contingencies, which may be beyond the Loan Parties’ control, no representation is made by the Loan Parties that such projections will be realized, the actual results may different from the projections and such differences may be material).

(b)    As of ~~(i)~~ the ~~Closing Date~~Second Amendment Effective Date, to the knowledge of the Loan Parties, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.13    Labor Relations. ~~There~~ Except as could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (a) there are no strikes, lockouts or other ~~material~~ labor disputes or grievances against the Borrower or any of its Subsidiaries, or~~, to the Borrower’s knowledge,~~  threatened against or affecting the Borrower or any of its Subsidiaries, and ~~no significant~~(b) no unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or~~, to the Borrower’s knowledge,~~  threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.14    Subsidiaries. Schedule 4.14 of the Disclosure Letter sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the ~~Closing~~Second Amendment Effective Date.

Section 4.15    Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, ~~each~~the Loan ~~Party is~~Parties, taken as a whole, are Solvent.

Section 4.16    Deposit and Disbursement Accounts. Schedule 4.16 of the Disclosure Letter lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the ~~Closing~~Second Amendment Effective Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

Section 4.17    Material Agreements. As of the ~~Closing~~Second Amendment Effective Date, all Material Agreements of the Borrower and its Subsidiaries are described on Schedule 4.17 of the Disclosure Letter, and each such Material Agreement is in full force and effect. The Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements as of the Second Amendment Effective Date. As of the ~~Closing~~Second Amendment Effective Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

Section 4.18    OFAC. Neither any Loan Party nor any of its Subsidiaries or Affiliates (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

Section 4.19    Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 4.20     Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 4.21    Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1    Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent ~~and~~(for further distribution to each Lender):

(a)    as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)    as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(c)    concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section ~~(other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to subsection (b) of this Section)~~, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(d)    ~~concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);~~[Reserved];

(e)    [Reserved];

(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g)    promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request~~.~~ and (ii) information and documentation reasonably requested by the Administrative Agent, any Lender or the Issuing Bank for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.

~~So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and the Lenders shall have provided to the Borrower from time to time. In the event Borrower ceases to be a publicly-reporting company then from and after such date any requirement in this Agreement to provide Lender or Administrative Agent with documents or materials that are on file or have been filed with the Securities and Exchange Commission shall become a requirement for Borrower to provide and deliver such materials and documents as and when Borrower would otherwise have been required were Borrower a publicly reporting company.~~

Documents required to be delivered pursuant to Section 5.1(a), Section 5.1(b) or Section 5.1(f) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address identified to the Administrative Agent or (y) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.2     Notices of Material Events. The Borrower will furnish to the Administrative Agent ~~and~~(for further notification to each Lender) prompt written notice of the following:

(a)     the occurrence of any Default or Event of Default;

(b)    the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)    promptly and in any event within 15 days after (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;

(d)    the occurrence of any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(e)    ~~any material amendment or modification to any Material Agreement (together with a copy thereof), and~~ prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue or Consolidated EBITDA of the Loan Parties of 10% or more on a consolidated basis from the prior Fiscal Year;

(f)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of Beneficial Owners identified in such certification; and

(g)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

~~The~~Additionally, the Borrower will furnish to the Administrative Agent ~~and~~(for further notification to each Lender) promptly and in any event at least 30 days prior thereto~~,~~ (or such shorter period of time as is agreed by the Administrative Agent in its sole discretion), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, or any office in which it maintains a material portion of its books or records (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization.

~~Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.~~

Section 5.3    Existence; Conduct of Business. Except as otherwise determined in the reasonable business judgment of the Borrower (but excluding from such business judgment authority any determination that would reasonably be deemed to be materially adverse to the Lenders), the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, Intellectual Property registered or applied for before a Governmental Authority material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable anti-corruption laws and applicable Sanctions.

Section 5.5    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its material obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6    Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 5.7    Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 5.8    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance), and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section.

Section 5.9    Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of the Loans to (a) refinance certain existing Indebtedness owed to Truist Bank, (b) to fund Permitted Acquisitions, (c) to fund permitted stock repurchases, (d) to provide for working capital and capital expenditures, and (e) for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.

Section 5.10    Casualty and Condemnation. If applicable, the Borrower ~~(a)~~ will furnish to the Administrative Agent ~~and the Lenders~~(for further notification to each Lender) prompt written notice of any casualty or other insured damage to any material portion of any Real Estate or the commencement of any action or preceding for the taking of any material portion of any Real Estate or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding ~~and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement.~~

Section 5.11    Cash Management. The Borrower shall, and except as set forth in this Section 5.11 below, shall cause its Domestic Subsidiaries to:

(a)    ~~except as set forth in this Section 5.11 below,~~ maintain substantially all cash management and treasury business with Truist Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than zero-balance accounts for the purpose of managing local disbursements, payroll, withholding and other fiduciary accounts, all of which the Loan Parties may maintain without restriction); and

(b)    ~~except as set forth in this Section 5.11 below,~~ deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts into accounts maintained with Truist Bank, in each case except for cash and Permitted Investments the aggregate value of which does not exceed $100,000.00 at any time;

Notwithstanding the requirements of Section 5.11(a) and Section 5.11(b) ~~of this Agreement~~, from the date of this Agreement until the date ~~of~~that is 90 days after the first Borrowing under Article II ~~of this Agreement,~~, the Borrower is not required to maintain any of its investment accounts with Truist Bank. Additionally, for any Acquisition ~~that occurs subsequent to any Lender having a Commitment under this Agreement,~~, the Borrower shall after a commercially reasonable transition period not to exceed twelve (12) months, cause the acquired Person to comply with Sections 5.11(a)-(b) ~~of this Agreement~~.

Section 5.12    Additional Subsidiaries and Guaranties.

(a)    In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days after such Person becomes a Domestic Subsidiary, the Borrower shall cause such Domestic Subsidiary (i) to become a new Guarantor by executing and delivering to the Administrative Agent a Guaranty, or, if a Guaranty is already in place at such time, a ~~supplement to such existing~~ Guaranty Supplement, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate.

(b)    In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within 60 days after such Person becomes a Foreign Subsidiary or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed 60 additional days, the Borrower shall, or shall cause the applicable Loan Party to ~~(i)~~ deliver all such ~~other~~ documentation (including, without limitation, certified organizational documents ~~and to take all~~) regarding such ~~other actions~~Foreign Subsidiary as the Administrative Agent may reasonably request~~,~~; provided, however, for the avoidance of doubt, no such Foreign Subsidiary shall be required to become a Guarantor or to pledge any of its assets to secure the Obligations.

(c)    All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13    ~~Real Estate; Leased Locations~~[Reserved].

~~(a) To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire an interest in Real Estate after the Closing Date through a single purchase or a series of related transactions, and if at the time of such acquisition(s), the total aggregate amount paid by or credited on the account of Borrower at the closing or over the course of the agreement period is equal to or greater than $5,000,000.00, then Borrower shall at the time of any such acquisition provide to the Administrative Agent the following documents with regard to such Real Estate: a copy of the purchase and sale agreement, a copy of the deed conveying such Real Estate to such Loan Party, and a copy of the closing statement or settlement statement(s) pertaining to such Real Estate acquisition, and copies of any other encumbrances recorded in connection with such conveyance and acquisition.~~

~~(b) To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate, which lease(s) would cause the present value of direct or contingent liabilities of the Borrower and its Subsidiaries under such leases or agreements to lease, on a consolidated basis, to exceed $5,000,000.00 in the aggregate, then such Loan Party shall first provide to the Administrative Agent a copy of such lease from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, or records will be stored or located.~~

Section 5.14   Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Loan Parties.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1    Net Funded Debt Leverage Ratio. The Borrower will maintain a Net Funded Debt Leverage Ratio of not greater than 3.0 to 1.0, as calculated as of the end of each ~~fiscal quarter~~Fiscal Quarter on a rolling four (4) quarter basis, commencing with the quarter ending on September 30, 2023.

Section 6.2    Interest Coverage Ratio. The Borrower will maintain an Interest Coverage Ratio of not less than 3.0 to 1.0, as calculated as of the end of each ~~fiscal quarter~~Fiscal Quarter on a rolling four (4) quarter basis, commencing with the quarter ending on September 30, 2023.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1    Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness created pursuant to the Loan Documents;

(b)    Indebtedness of the Borrower and its Subsidiaries existing on the ~~date hereof~~Second Amendment Effective Date and set forth on Schedule 7.1 of the Disclosure Letter and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the ~~weighted average life~~then-remaining Weighted Average Life to Maturity thereof;

(c)    Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within ~~90~~180 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the ~~weighted average life~~then-remaining Weighted Average Life to Maturity thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $1,000,000.00 for any ~~fiscal year~~Fiscal Year of Borrower at any time outstanding;

(d)    Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e)    Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f)    Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $1,000,000.00 in any ~~fiscal year~~Fiscal Year of Borrower at any time outstanding;

(g)    Hedging Obligations permitted by Section 7.10; ~~and~~

(h)    (i) unsecured Indebtedness (including Convertible Indebtedness and subordinated Indebtedness), in each case, incurred after the Second Amendment Effective Date; provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would immediately result therefrom after giving effect thereto, (B) such Indebtedness has a scheduled maturity date that is at least ninety-one (91) days after the Revolving Commitment Termination Date, (C) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligations prior to the date that is ninety-one (91) days after the Revolving Commitment Termination Date (other than, in the case of Convertible Indebtedness, customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default and customary conversion triggers), (D) if such Indebtedness is subordinated in right of payment to the Obligations, such Indebtedness shall be subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent, (E) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Loan Party, (F) the terms and conditions of such Indebtedness (including financial covenants, affirmative covenants, negative covenants, representations and warranties and defaults) are customary for similar Indebtedness in light of then-prevailing market conditions as determined by the Borrower in good faith, and (G) the aggregate principal amount of all such Indebtedness shall not exceed $125,000,000.00 at any one time outstanding; and (ii) Permitted Refinancings of Indebtedness permitted pursuant to Section 7.1(h)(i);

(i)    Indebtedness consisting of indemnification obligations, adjustment of purchase price or similar obligations (and unsecured guarantees of the foregoing), in each case incurred in connection with Acquisitions permitted pursuant to this Agreement, dispositions of property permitted pursuant to this Agreement, or other Investments permitted pursuant to this Agreement;

(j)    Indebtedness consisting of earnout obligations incurred in connection with Permitted Acquisitions; and

(k)    ~~(h)~~ other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $1,000,000.00 at any time outstanding.

The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable (other than solely for equity not prohibited by this paragraph or cash in lieu of fractional shares) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of all Obligations that are accrued and payable and the termination of the Commitments), (ii) is or may become redeemable or re-purchasable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part (other than (i) solely for equity not prohibited by this paragraph or cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Commitments), (iii) provides for the scheduled payments of dividends in cash, or (~~iii~~iv) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) ~~or~~, (iii) or (iv), the ~~first anniversary of~~date that is ninety-one (91) days after the Revolving Commitment Termination Date~~.~~; provided that if such equity interests are issued (x) pursuant to a plan for the benefit of employees of the Borrower or any of the Subsidiaries or (y) by any such plan to any such employees, such equity interests shall not constitute equity interests prohibited by this paragraph solely because they may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations.

The Borrower will not, and will not permit any Subsidiary to, subordinate the Obligations, or any rights of any Lender, the Swingline Lender, the Issuing Bank, or the Administrative Agent hereunder or under any Loan Document, to any other Indebtedness or rights of any other creditor.

Section 7.2    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)    Permitted Encumbrances;

(b)    Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the ~~date hereof~~Second Amendment Effective Date and set forth on Schedule 7.2 of the Disclosure Letter; provided that such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within ~~90~~180 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets~~, and (v) the Indebtedness secured thereby does not exceed an aggregate principal amount of $1,000,000.00 at any time outstanding in any fiscal year of Borrower~~;

(d)    any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; ~~and~~

(e)    extensions, renewals, or replacements of any Lien referred to in subsections (b) through (~~e~~d) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby~~.~~;

(f)    Liens arising from precautionary Uniform Commercial Code financing statements (or foreign equivalents thereof) or similar filings made in respect of operating leases entered into by the Borrower and its Subsidiaries and otherwise permitted pursuant to this Agreement;

(g)    Liens on amounts required to be deposited to secure the Borrower’s or any of its Subsidiary’s obligations in connection with the making or entering into of leases or subleases of real property in the ordinary course of business and not in connection with Indebtedness for borrowed money;

(h)    Liens on earnest money deposits made in cash by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(i)    Liens arising out of conditional sale, title retention, consignment or similar arrangements (including Liens arising under Section 2‑502 of the Uniform Commercial Code) for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(j)    non‑exclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(k)    any interest or title of a lessor or sublessor under any lease permitted by this Agreement; and

(l)    judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(k) or Section 8.1(l).

Section 7.3     Fundamental Changes.

(a)    The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than health care information technology and businesses reasonably related thereto.

Section 7.4    Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)    (i) Investments (other than Permitted Investments) existing on the ~~date hereof~~Second Amendment Effective Date and set forth on Schedule 7.4 of the Disclosure Letter ~~(including~~; and (ii) Investments in Subsidiaries~~)~~ existing as of the Second Amendment Effective Date;

(b)    ~~(a)~~ Permitted Investments;

(c)    ~~(b)~~ Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1 (other than by reference to this Section 7.4); provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;

(d)    ~~(c)~~ Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $5,000,000.00 at any time outstanding;

(e)    ~~(d)~~ loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $1,000,000.00 at any time outstanding;

(f)    ~~(e)~~ (i) Hedging Transactions permitted by Section 7.10; and (ii) the purchase of any Permitted Call Spread Transaction by the Borrower and the performance by the Borrower of its obligations thereunder;

(g)     ~~(f)~~ Permitted Acquisitions;

(h)    ~~(g)~~ Investments in Persons that are not Subsidiaries which in the aggregate do not exceed $20,000,000.00 at any time outstanding, provided, however, that all Investments made on or before October 6, 2023 and disclosed to Lender in writing, up to a maximum of $4,300,000.00, shall be excluded from the calculation of aggregate Investments in Persons that are not Subsidiaries under this ~~subsection~~Section 7.4(h); and

(i)     ~~(h)~~ other Investments which in the aggregate do not exceed $1,000,000.00 outstanding in any Fiscal Year.

Section 7.5    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)    dividends payable by the Borrower solely in interests of any class of its common equity;

(b)    Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary or any other Person that owns Capital Stock in such Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower;

(c)    Restricted Payments, which, at the time of making each such Restricted Payment and immediately after giving effect thereto, do not ~~increase~~cause the Borrower’s ~~pro forma~~Net Funded Debt Leverage Ratio ~~above~~to exceed 1.50:1.00~~,~~ on a pro forma basis; provided no Default or Event of Default shall have occurred and be continuing at the time such Restricted Payment is paid or would occur as a result of such payment;

(d)    any stock repurchases made by Borrower pursuant to the share repurchase program of Borrower disclosed on September 13, 2023, authorizing the repurchase of up to $10,000,000.00 of Borrower’s ~~common stock~~Common Stock (as such program may be amended or extended from time to time), but only to the extent that stock repurchases ~~under such program~~ do not exceed $10,000,000.00;

(e)    Restricted Payments disclosed on Schedule II hereto; ~~and~~

(f)    in each case to the extent due and payable on a non-accelerated basis and permitted under the applicable subordination agreement, regularly scheduled payments of principal and interest on subordinated Indebtedness, provided that no Event of Default shall have occurred and be continuing at the time of such payment or would occur as the result thereof; and

(g)    ~~(f)~~ other Restricted Payments in an aggregate amount not exceeding $50,000,000.00, provided no Default or Event of Default shall have occurred and be continuing at the time such Restricted Payment is paid or would occur as the result of such payment.

For the avoidance of doubt, this Section 7.5 shall not prohibit (i) the Borrower from making any payments of cash or deliveries in shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) (and cash in lieu of fractional shares) pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries upon conversion or settlement thereof), or (ii) the Borrower from paying the premium in respect of, make any payments (of cash or deliveries in shares of Common Stock or other securities or property following a merger event, reclassification or other change of the Common Stock and cash in lieu of fractional shares) required by, and otherwise perform its obligations under, any Convertible Indebtedness permitted under Section 7.1(h) and any Permitted Call Spread Transaction, including in connection with any settlement, unwind or termination thereof.

Section 7.6    Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualified directors if required by applicable law), except:

(a)    the sale or other disposition ~~for fair market value~~ of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business, including the abandonment of Intellectual Property rights in the ordinary course of business that in the reasonable good faith determination of Borrower are no longer used or useful in the business of Borrower or its Subsidiaries;

(b)    the sale or other disposition of inventory and Permitted Investments in the ordinary course of business; ~~and~~

(c)    the sale or other disposition of Investments in Persons that are not Subsidiaries; ~~and~~

~~(d) the sale or other disposition of such assets in an aggregate amount not to exceed $2,000,000.00 in any 12-month period ending on the date of determination thereof.~~

(d)    dispositions expressly permitted pursuant to Section 7.3(a);

(e)    Investments expressly permitted pursuant to Section 7.4;

(f)    dispositions of assets to the Borrower or a Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(g)    the unwinding of any Hedging Transaction pursuant to its terms (including in connection with any Permitted Call Spread Transaction);

(h)    the non-exclusive licensing of Intellectual Property rights in the ordinary course of business so long as not interfering, individually or in the aggregate, in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(i)    leases or subleases of real property;

(j)    any involuntary loss, damage or destruction of property;

(k)   any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(l)    the disposition of equipment or other tangible property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition are promptly applied to the purchase price of such replacement property;

(m)    dispositions of accounts receivable in connection with the collection or compromise thereof (but not, for the avoidance of doubt, in connection with any supply chain financing, factoring, securitization or similar financing arrangement);

(n)    dispositions, terminations or non-renewals of leases or subleases that are not material to the business of the Borrower and its Subsidiaries, taken as a whole; and

(o)    other dispositions, so long as (i) at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or cash equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value (as reasonably determined in good faith by the Borrower) of the property disposed of, (ii) no Default or Event of Default shall have occurred and be continuing at the time such disposition or would occur as a result of such disposition, and (iii) the aggregate net book value of assets sold following the Second Amendment Effective Date in reliance on this Section 7.6(o) shall not exceed (A) $10,000,000 in any Fiscal Year, or (B) $30,000,000 during the term of this Agreement.

No transactions under this Section 7.6 shall have the effect of causing a release of any Guaranty, or result in any Subsidiary no longer being required to be a ~~Subsidiary~~ Guarantor.

Section 7.7    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)    in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)    transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates; ~~and~~

(c)    reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the board of directors (or comparable governing body) (or a committee thereof) of the Borrower or such Subsidiary; and

(d)    ~~(c)~~ any Restricted Payment permitted by Section 7.5.

No transactions under this Section 7.7 shall have the effect of causing a release of any Guaranty, or result in any Subsidiary no longer being required to be a ~~Subsidiary~~ Guarantor.

Section 7.8    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other disposition permitted pursuant to Section 7.6 pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that ~~is~~are sold and such sale is permitted hereunder, (iii) ~~clause (a)~~the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to ~~secured~~ Indebtedness permitted by this Agreement ~~if such restrictions and conditions apply only to the property or assets securing~~so long as the board of directors (or equivalent governing body) of the Borrower, in its reasonable and good faith judgment, determines at the time such Indebtedness ~~and~~is incurred (or commitments with respect thereto established) that entering into the applicable documents or instruments governing such Indebtedness will not affect the ability of the Loan Parties to make payments on the Obligations, (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof~~.~~, and (v) the foregoing shall not apply to any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

Section 7.9    Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10    Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (including in connection with any Permitted Call Spread Transaction). Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11    Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under ~~(a)~~ its certificate of incorporation, bylaws or other organizational documents or ~~(b) any Material Agreements~~, in each case, in a manner that would be materially adverse to the Borrower~~,~~  and its Subsidiaries (taken as a whole), and/or the Lenders.

Section 7.12    Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to~~,~~: (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP~~, or~~; provided that, subject to Section 1.3, the Borrower or any Subsidiary may, upon written notice to the Administrative Agent, make a change in accounting treatment or reporting practice to the extent permitted pursuant to GAAP and otherwise reasonably acceptable (such consent not to be unreasonably withheld, conditioned or delayed) to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents as are necessary in order to reflect such change; or (b) change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.13    Lease Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of the Borrower and its Subsidiaries under such leases or agreements to lease, on a consolidated basis, to exceed $3,000,000.00 in the aggregate in any Fiscal Year. Notwithstanding anything to the contrary set forth in this Agreement, the lease restrictions set forth in this Section 7.13 shall apply solely to leases or agreements to lease that are entered into subsequent to the date of the first Borrowing under Article II of this Agreement, and shall not apply to any leases entered into prior to the date of the first Borrowing under Article II of this Agreement.

Section 7.14    Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 7.15    Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)    the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2, or 5.3 (with respect to the Borrower’s legal existence) or Article VI or VII; or

(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)    (i) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such ~~Hedge~~Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $500,000.00 or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $500,000.00 and is not paid; ~~or~~provided that this Section 8.1(f) shall not apply to (1) any repurchase, prepayment, defeasance, redemption, conversion or settlement with respect to any Permitted Convertible Indebtedness pursuant to its terms unless such repurchase, prepayment, defeasance, redemption, conversion or settlement (x) results from a default thereunder, fundamental change (or equivalent term thereunder) or an event of the type that constitutes an Event of Default, and (y) in the case of any such conversion that may, in accordance with the express terms of such Indebtedness, be satisfied in Common Stock at the election of the Borrower, the Borrower provides notice to the applicable holders of such Permitted Convertible Indebtedness that the conversion will be settled in cash (other than cash in lieu of fractional shares), or (2) any early payment requirement or unwinding, settlement or termination with respect to any Permitted Call Spread Transaction; or

(g)    the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)    the Borrower or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)    (i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, would result in a Material Adverse Effect, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) that would result in a Material Adverse Effect, or (iii) there is or arises any potential Withdrawal Liability or that would result in a Material Adverse Effect.

(k)    any final judgment or order for the payment of money in excess of $4,000,000.00 in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)    any final non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)    a Change in Control shall occur or exist; or

(n)    any provision of the Guaranty ~~Agreement~~ shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty ~~Agreement~~ (other than the release of any guaranty to the extent permitted pursuant to Section 9.11);

then, and in every such event (other than an event with respect to the Borrower described in subsection (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2    Application of Proceeds. All proceeds realized (including funds paid by a Guarantor) by any ~~Secured~~Lender Party after an Event of Default arises shall be applied as follows:

(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with collection of the Obligations, until the same shall have been paid in full;

(b)    second, to the fees, all amounts owing pursuant to Section 10.19(c), and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)    third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)    fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)    fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the ~~Secured~~Lender Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;

(f)    sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 105% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g)    seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (a) no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX ~~hereof~~ for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1     Appointment of the Administrative Agent.

(a)    Each Lender and the Issuing Bank irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)    The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

(c)    It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2    Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3   Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sole Lead Arranger, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder~~.~~, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender, the Swingline Lender and the Issuing Bank represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender, the Swingline Lender or the Issuing Bank, as applicable, for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender, the Swingline Lender or the Issuing Bank, as applicable, and not for the purpose of investing in the general performance or operations of the Borrower or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security, and each Lender, the Swingline Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing such as a claim under the federal or state securities laws. Each Lender, the Swingline Lender and the Issuing Bank represents and warrants to the Administrative Agent that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, the Swingline Lender or the Issuing Bank, as applicable, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities. Each of the Lenders and the Issuing Bank acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7     Successor Administrative Agent.

(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed) provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as the Issuing Bank and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. To the extent the retiring Administrative Agent is holding cash, deposit account balances or other credit support as Cash Collateral in respect of any Letters of Credit, the retiring Administrative Agent shall at or reasonably promptly following its resignation cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to the successor Issuing Bank, in each case to be held as collateral for such Letters of Credit in accordance with this Agreement.

(b)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the ~~Internal Revenue Service~~IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9    The Administrative Agent May File Proofs of Claim.

(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10    Authorization to Execute Other Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute on behalf of ~~all Lenders~~such Lender or the Issuing Bank (as applicable) all Loan Documents other than this Agreement.

Section 9.11    Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Loan Party from its obligations under the Guaranty ~~Agreement~~ if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Loan Party from its obligations under the Guaranty pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Subsidiary Loan Party such documents as such Subsidiary Loan Party may reasonably request to evidence the release of such Subsidiary Loan Party from its obligations under the Guaranty in accordance with the terms of the Loan Documents and this Section.

Section 9.12    ~~Documentation Agent; Syndication Agent. Each Lender hereby designates Truist Bank as Documentation Agent and agrees that the Documentation Agent shall have no~~No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Sole Lead Arranger shall have no powers, duties or obligations whatsoever in such capacity under this Agreement or any of the other Loan Documents ~~to any Lender or any Loan Party. Each Lender hereby designates Truist Bank as Syndication Agent and agrees that the Syndication Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.~~, and shall incur no liability hereunder or thereunder in such capacity, but such Person shall have the benefit of the indemnities provided for hereunder.

Section 9.13    Right to Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent ~~and~~, each Lender and the Issuing Bank hereby agree that ~~no~~neither any Lender nor the Issuing Bank shall have any right individually to enforce the Guaranty ~~Agreement~~, it being understood and agreed that all powers, rights and remedies hereunder and under the Guaranty ~~Agreement~~ may be exercised solely by the Administrative Agent.

Section 9.14    Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Guaranty ~~Agreement~~ or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices.

(a)      Written Notices.

(i)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	~~Healthstream~~HealthStream, Inc.
500 11th Avenue North, Suite ~~1000~~850
Nashville, Tennessee 37203
Attention: Chief Financial Officer
Telecopy Number: 615-301-3200

With a copy to (for)
Informational purposes only):	~~Felix R. Dowsley, III~~Leslie Ford
Bass Berry & Sims PLC
~~150 Third Avenue S.~~21 Platform Way South, Suite ~~2800~~3500
Nashville, Tennessee ~~37201  fdowsley@bassberry.com~~37203
lmford@bassberry.com

To the Administrative Agent:	Truist Bank
~~3333 Peachtree Road, N.E., 8th Floor~~
740 Battery Ave SE
Atlanta, ~~Georgia 30326~~GA 30339
Attention: ~~Jonathan Hart, Director  jon.hart@truist.com~~Anton Brykalin
Email address: anton.brykalin@truist.com
Telephone Number: (404) 836-6106

With a copy to (for
Information purposes only):	Truist Bank Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: ~~Doug Weltz~~Agency Services Manager
Facsimile Number: (404) 221-2001

~~S. Madison Roberts, IV.~~
~~Stites & Harbison, PLLC~~
~~401 Commerce Street, Suite 800~~
~~Nashville, Tennessee 37219  mroberts@stites.com~~

To the Issuing Bank:	Truist Bank
Attn: Standby Letter of Credit Dept.
~~245~~303 Peachtree ~~Center Avenue~~Street N.E., ~~17th FL Atlanta, GA 30303~~3rd Floor
Mail Code 803-05-25-60
Atlanta, GA 30308
Email address: lettersofcredit@truist.com
Telephone: ~~800-951-7847~~800-591-7847

To the Swingline Lender:	Truist Bank Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: ~~Doug Weltz~~Agency Services Manager
Facsimile Number: (404) 221-2001
Email address: agency.services@truist.com

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

(ii)    Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b)      Electronic Communications.

(i)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(iii)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.

(iv)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, the Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

(c)    Public Information. The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Sole Lead Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Sole Lead Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section10.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Sole Lead Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials as “PUBLIC”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

Section 10.2    Waiver; Amendments.

(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)    ~~No~~Except as otherwise set forth in this Agreement, including as provided in Section 2.13(f) with respect to the implementation of Conforming Changes (as set forth therein) and as provided in Section 2.16 with respect to the implementation of a Benchmark Replacement or Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than ~~the~~any Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i)     increase ~~the~~any Commitment of any Lender without the written consent of such Lender;

(ii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than to waive any Default or Event of Default or obligation of the Borrower to pay Default Interest, which shall only require the consent of the Required Lenders), or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend any financial covenant set forth in Article VI (or any defined term used therein), even if the affect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee or other amount payable hereunder;

(iii)    postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(iv)    (A) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, (B) change Section 2.8 in a manner that would alter the pro rata sharing of Commitment reductions required thereby, or (C) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby, in each case, without the written consent of each Lender;

(v)    change any of the provisions of this subsection (b) or the definition of “Required Lenders” or ~~“~~the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi)    release all or substantially all of the ~~guarantors~~Guarantors, or limit the liability of such ~~guarantors, under any guaranty agreement guaranteeing any of the Obligations~~Guarantors, under the Guaranty, without the written consent of each Lender; ~~or~~

(vii)    release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; or

(viii)    amend, modify or waive the last sentence of Section 7.1 without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious error, ambiguity, omission, mistake, defect or inconsistency or any error or omission of a technical nature.

Section 10.3    Expenses; Indemnification.

(a)    The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)    The Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)    All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4     Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent ~~and~~, each Lender and the Issuing Bank, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)      Minimum Amounts and Required Consents.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000.00 with respect to Revolving Loans and in minimum increments of $1,000,000.00, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), provided that Borrower shall be deemed to have approved of a proposed assignment if Borrower fails to provide to Administrative Agent as approval or disapproval within five (5) Business Days after receiving notice thereof.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).

(v)    No Assignment to the ~~certain~~Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)   Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c)    The Administrative Agent, acting solely for this purpose as ~~an~~a non-fiduciary agent of the Borrower, shall maintain at one of its offices ~~in Nashville, Tennessee~~ a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s non-fiduciary agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver ~~with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations~~described in clauses (i)-(viii) of Section 10.2(b). Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as ~~an~~a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(~~e) and (f~~g) as though it were a Lender (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender).

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Tennessee.

(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Middle District of Tennessee, and of any state court of the State of Tennessee, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or such Tennessee state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)    The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7    Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing ~~Banks~~Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or the Issuing Bank.

Section 10.8    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee ~~Letter~~Letters, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 ~~and~~, Article IX, the second-to-last sentence of the definition of “Applicable Margin”, and the second-to-last sentence of the definition of “Applicable Percentage” shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, ~~or~~ (ix) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any ~~Credit~~Loan Party (whether or not a Loan Document), the terms of this Section shall govern. In addition, the Administrative Agent, the Lenders, the Issuing Bank and the Sole Lead Arranger may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the lending industry, which information may consist of deal terms and other information customarily found in Gold Sheets and similar industry publications. For the avoidance of doubt, nothing in this Section 10.11 shall prohibit or impede any Person from voluntarily disclosing or providing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

Section 10.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts which may be treated as interest on such Loan or other Obligation under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender or other Person holding such Loan or other Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or other Obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender or other Person.

Section 10.13    Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14    Patriot Act~~.~~  and Beneficial Ownership Regulation. The Administrative Agent ~~and~~, each Lender and the Issuing Bank hereby notifies the Loan Parties that (a) pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender ~~or~~, the Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership ~~Certificate~~Certification. Each Loan Party shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by Administrative Agent or any Lender in order to assist Administrative Agent and each Lender in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

Section 10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16    Electronic Signatures. The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.17    Amendment and Restatement. The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder; (c) the guaranties made pursuant to the Existing Credit Agreement to the holders of the Obligations (as defined in the Existing Credit Agreement) shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed, (d) all commitments of the lenders thereunder to fund additional advances shall terminate automatically, and (e) all amounts outstanding thereunder, together with all accrued and unpaid interest, fees and other amounts shall be automatically paid in full by the initial Borrowing hereunder.

Section 10.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the ~~write-down and conversion powers of an~~Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by ~~an~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any ~~Bail-in~~Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the ~~write-down and conversion powers of any~~Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.19    Erroneous Payments.

(a)    Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or the Issuing Bank (whether or not known to such Lender or the Issuing Bank) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and ~~each~~the Issuing Bank agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)    Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party.

(d)    Each party’s obligations under this Section ~~10.18~~10.19 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10.20    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.21    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96‑23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

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